Exhibit 2.10

Stephen A. Snyder

President

July 3, 2014

James Antonacci, Jr.

Practicare Medical Management, Inc.

4567 Crossroads Park Drive

Liverpool, NY 13088

Re: Asset Purchase Agreement Amendment

Dear Mr. Antonacci:

In order to provide the consideration contemplated in the Closing Date Extension signed on June 13, 2014, both parties agree that Seller’s Revenue as defined in the Asset Purchase Agreement dated August 23, 2014 (the “Agreement”) shall be considered to be $4,333,333, and that Achieved Revenue shall include revenue from CNY Neurology and Christian Health Services as well as existing customers of the Seller.

Additionally, Section 1.3 (c) of the Agreement shall hereby be amended so that if Achieved Revenue exceeds Seller’s revenue by more than 5%, additional cash consideration shall be computed equal to the Revenue Excess Amount multiplied by 82.5% and additional share consideration shall be the Revenue Excess Amount multiplied by 67.5% divided by the Target IPO Price.

All other terms of the Agreement shall remain the same.

Sincerely,

Stephen A. Snyder

Practicare Medical Management, Inc.,		Ultimate Medical Management, Inc.,
a New York Corporation		a New York Corporation

By:	/s/ James Anontacci, Jr	By:	/s/ James Anontacci, Jr.

James N. Antonacci, Jr.,
an Individual

By:	/s/ James Anontacci, Jr

7 Clyde Road, Suite 201, Somerset, NJ 08873 Phone 732.873.5133 Facsimile 732.964.9036 www.MTBC.com